CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333-105380, 333-95705, 333-01969, 333-17823, 333-17825, 333-70656, 333-87890,
333-115677, 333-124967, and 333-143609 on Form S-8 of our report dated February 28, 2007 (October 29, 2007 as to the effects of the discontinued operations discussed in Note 6), relating to the consolidated financial statements of Applebee's International, Inc. and subsidiaries (which report included an explanatory paragraph regarding a change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment) appearing in this Current Report on Form 8-K dated October 29, 2007.




Kansas City, MO
October 29, 2007